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                                                                     EXHIBIT 5.3

                            [Linklaters Letterhead]






Direct line      (852) 2842 4821/2842 4150                       30 October 2000

e-mail

Our ref          CCLL/KHY

Your ref


China Mobile (Hong Kong) Limited
60th Floor, The Center
99 Queen's Road Central
Hong Kong

Dear Sirs

CHINA MOBILE (HONG KONG) LIMITED (THE "COMPANY")

1 We have acted as Hong Kong legal advisers to the Company in connection with the offering of US$600 million principal amount of convertible notes ("SECURITIES") of the Company (the "OFFERING") under the United States Securities Act of 1933, as amended (the "SECURITIES ACT") as described in the draft prospectus (the "PROSPECTUS") contained in the Company's registration statement on Form F-3, (the "REGISTRATION STATEMENT") filed with the United States Securities and Exchange Commission (the "SECURITIES AND EXCHANGE COMMISSION") on 4 October 2000, as amended to date.

2 We have examined originals or copies, certified or otherwise identified to our satisfaction, of:

     (a)  certificate of incorporation of the Company;

     (b) minutes of a meeting of the directors of the Company held on 4 October 2000 approving, among other matters, the issue of the Securities and the Offering (the "BOARD MINUTES");

     (c)  the Memorandum and Articles of Association of the Company; and

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     (d)  such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion.

3    We have also examined the results of searches undertaken by us on the
     Company:

     (e) on 30 October 2000, of the cause book kept at the High Court of Hong Kong Special Administrative Region ("Hong Kong" or "HKSAR") against the Company (which revealed no petition for the winding-up of the Company or for the appointment of a receiver of the Company):

     (f) on 30 October 2000, at the Official Receiver's Office of the Registrar General's Department in Hong Kong; and

     (g) on 30 October 2000, at the public files maintained at the Registrar of Companies in Hong Kong.

4    We have assumed:

     (a) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

     (b) the conformity to original documents of all copy documents examined by us;

     (c) there have been no amendments to the Memorandum and Articles of Association of the Company since the date of our search referred to in paragraph 3(c) above;

     (d) the completeness and accuracy in all respects of the information disclosed in the search results relating to the Company referred to in paragraphs 3(a), 3(b) and 3(c) of this letter and that the information entered or contained in or on the relevant registers and/or cause book has not, since the date as of which such search results were obtained, been materially altered or added to and that such searches did not fail to disclose any information which has been delivered for filing but which did not appear on the public file and was not disclosed at the time of the relevant search; and

     (e) the directors of the Company were the directors of the Company and had not been removed, resigned or otherwise vacated their respective offices as directors at the time of adoption of the relevant
          Board Minutes and any provisions contained in the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) or the Articles of Association of the Company relating to the declaration of directors' interests or the power of interested directors to vote were duly observed and that the resolutions set out in the Board Minutes have not been amended or rescinded and are in full force and effect.

5 Based on and subject to the foregoing and to the qualifications and reservations set out below, we are of the following opinion:

     (a) the Company has been duly incorporated and is validly existing as a company limited by shares under the laws of Hong Kong; and

     (b) subject to (i) the underwriting agreement to be entered into by the underwriters of the Offering and the Company and the indenture
          (the "INDENTURE") to be entered into by the Company and The Bank of New York becoming unconditional in all respects and not terminated in accordance with the provisions thereof and each such document having been duly executed and delivered, (ii) the terms of the Securities and of their issuance and sale being in accordance with the Indenture so as not to violate any applicable law, so as to comply with any requirement or restriction imposed by any court or

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          governmental body having jurisdiction over the Company and so as to be valid and binding under the laws of the State of New York, (iii) the Securities have been duly executed in accordance with the Indenture and issued and sold as contemplated in the Registration Statement and
          (iv) assuming that the board of directors of the Company or a duly authorised committee thereof validly passes resolution(s) for the issue, delivery and performance of the Securities, the Securities will constitute valid and legally binding obligations of the Company.

6    This opinion is subject to the following qualifications:

     (a) enforcement may be limited by bankruptcy, insolvency, liquidation, fraudulent transfer, reorganisation, moratorium and other laws or legal procedures of general applicability relating to or affecting creditors' rights;

     (b)  enforcement may be limited by general principles of equity;

     (c) the choice of the laws of the State of New York to govern the Indenture and the Securities would not be recognised or upheld by Hong Kong courts if its application would be manifestly incompatible with public policy. The choice of laws of State of New York would not be upheld, for example, if it was made with the intention of evading the law of a jurisdiction with which the Indenture or the Securities (as the case may be) had its most substantial connection and which, in the absence of laws of State of New York, would have invalidated the Indenture or the Securities (as the case may be) or been inconsistent therewith;

     (d) Hong Kong courts will not enforce any foreign judgment which provides for the payment of multiple or penalty damages or which is otherwise regarded as being contrary to public policy in Hong Kong;

     (e) Hong Kong courts may refuse to give effect to any provision of the Indenture or the Securities (i) for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or where the court has itself made an order for costs or (ii) which would involve the enforcement of foreign revenue or penal laws or (iii) which would be inconsistent with Hong Kong public policy or (iv) which would involve the court in making a new contract for the parties;

     (f) where any obligation under the Indenture or the Securities is to be performed in any jurisdiction other than Hong Kong, it may not be enforceable in Hong Kong to the extent that such performance would be illegal or contrary to public policy under the laws of that jurisdiction;

     (g) claims may become barred under the Limitation Ordinance (Chapter 347 of the Laws of Hong Kong) or may be or become subject to defences of set off or counterclaim;

     (h) undertakings and indemnities contained in an agreement may not be enforceable insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation; and

     (i) the enforcement of the obligations of parties may be limited by the provisions of Hong Kong law applicable to agreements held to have been frustrated by events happening after their execution.

7 There is no Hong Kong legislation providing for the reciprocal enforcement of judgments in the Hong Kong court and the New York State court. However, a New York State court judgment may be enforceable in Hong Kong at common law if:-

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     (a)  it is for a definite sum of money (and not relating to taxes or penalties);

     (b)  it is final and conclusive between the parties;

     (c) bringing proceedings in the New York State court was not contrary to any agreement between the parties to the dispute;

     (d) the New York State court had jurisdiction to grant the judgment according to conflicts of law rules under Hong Kong law;

     (e) the New York State court judgment was not obtained by fraud or in breach of the rules of natural justice; and

     (f) enforcement of the New York State court judgment would not be contrary to public policy in Hong Kong.

8 Any final and conclusive judgment (even though an appeal is pending or it is subject to appeal) given against the Company by any court in the United States of America may be enforced against the Company by further action in the courts of Hong Kong but may be subject to re-examination or re-litigation of the matters adjudicated on.

9 We express no opinion on any law other than the laws of Hong Kong. This opinion is governed by and construed in accordance with the laws of Hong Kong and is limited to and is given on the basis of the current law and practice in Hong Kong. Without prejudice to the generality of the preceding sentences, we are not admitted to practise law in any State of the United States or in the People's Republic of China or in the British Virgin Islands and accordingly, this letter is not intended to constitute, nor should it be construed as, advice regarding the securities laws or any other laws of the Unites States or any State thereof or of the People's Republic of China or of the British Virgin Islands and we express no opinion as to the jurisdiction of any court of the United States or any State thereof or of the People's Republic of China or of the British Virgin Islands.

10 This letter is addressed to the Company solely for its benefit. It may not be transmitted to or relied upon by anyone else or for any other purpose or quoted or referred to in any other document or filed with anyone and neither its contents nor its existence may be disclosed without our prior written consent.

11 We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


Yours faithfully


/s/ Linklaters

Linklaters